Exhibit 35.2

Feb 28, 2014

Servicer Compliance Statement

For SEMT 2013-3 (see Schedule A)

(i)	a review of the Servicer’s activities during the reporting period from January 1, 2013 through December 31, 2013 and of its performance under the Agreement (each of the agreement and the reconstitution Agreement as defined on Schedule A attached hereto) from the above referenced trust during such period has been made under such officer’s supervision, and

(ii)	to the best of such officers’ knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout such reporting period (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

First Republic Bank

By:	/s/ Lionel Antunes
Name:	Lionel Antunes
Title:	Vice President of Residential Lending
Date:	Feb. 28, 2014

<for SEMT 2013-3>

SCHEDULE A

1.	Flow Mortgage Loan Sale and Servicing Agreement dated as of July 1, 2010, between Redwood Residential Acquisition Corporation and First Republic Bank, as modified by Reconstitution Agreement dated March 1, 2013.